Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Wells Real Estate Funds

Ben Johnson

(770) 243-8382

Wells REIT Purchases Class-A Building in Arlington, VA

ATLANTA (December 10, 2004) - Wells Real Estate Investment Trust, Inc. (Wells REIT) has completed the purchase of 3100 Clarendon Boulevard, a 14-story, Class-A, 238,000-square-foot office building located in Arlington, Virginia, fully leased to the General Services Administration (GSA).

The transaction was marketed by Brian Dawson and Steve Collins of Spaulding & Slye Colliers. Jeff Gilder, Senior Vice President of Acquisitions, and Heather Griner of Acquisitions at Wells Real Estate Funds represented Wells in the transaction. Including this acquisition, the Wells REIT owns more than 2.5 million sq. ft. in the metro D.C. market.

"This building is another example of the type of quality we look for in every acquisition for our Wells REIT investors," said David Steinwedell, Chief Investment Officer with Wells Real Estate Funds, the sponsor of the Wells REIT. "Washington, D.C. and Northern Virginia continue to be some of the strongest and most stable office markets in the nation, and 3100 Clarendon adds to the continued diversification of the 25 million-square-foot Wells REIT portfolio."

3100 Clarendon Boulevard is well located within the Rosslyn/Clarendon/Ballston submarket of metro Washington, D.C. and occupies the entire 1.36-acre triangular block bounded by Clarendon Boulevard, North Highland Street, and Washington Boulevard. Constructed in 1987, it is the only office property in the Clarendon submarket with direct access to the Clarendon Metro station from within the building. It also offers a parking ratio of 1.68 spaces per 1,000 rentable square feet.

Wells Real Estate Funds, the sponsor of the Wells REIT, is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 160,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6 billion in assets (valued at cost) totaling more than 30 million square feet of space.

Wells acquisitions focus on existing Class-A office and industrial properties, as well as corporate sale-leasebacks and build-to-suit projects, leased long term to creditworthy tenants. Wells, on behalf of its sponsored programs, was the largest purchaser of Class-A office and industrial real estate in 2002 and 2003, according to New York-based Real Capital Analytics.

To find out more, visit Wells online at www.wellsref.com. For more information regarding acquisitions, please contact David Steinwedell, Chief Investment Officer, at 800-448-1010.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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